Exhibit 10(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 39 to Registration Statement Nos. 2-89550 and 811-03972 of the FutureFunds Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 29, 2006 on the financial statements of FutureFunds Series Account and our report dated March 27, 2006 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information and to the reference to us under the heading “Condensed Financial Information” in the Prospectus and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado

July 10, 2006